EXHIBIT 10.34

Certain identified information has been excluded from the exhibit because it is both (i) notmaterial and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”), made and effective as of July 24th, 2020 (the “Effective Date”), is by and between:

NEW YORK UNIVERSITY (hereinafter “NYU”), a corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012;

AND

Carisma Therapeutics Inc (hereinafter “CORPORATION”), a corporation organized and existing under the laws of the State of Delaware having its principal office at 3675 Market Street, Ste 200, Philadelphia, PA, 19104.

RECITALS

WHEREAS, Dr. Nathaniel Landau of NYU (hereinafter “the NYU Scientist”) has made certain inventions relating to lentiviral vectors and methods of use thereof, all as more particularly described in a U.S. patent owned by NYU and identified in annexed Appendix I and forming an integral part hereof (“the Pre-Existing Inventions”); and WHEREAS, NYU and CORPORATION are parties to a Research and Option Agreement dated November 1st, 2019 (“Option Agreement”), under which CORPORATION is funding a research project at NYU under the direction of the NYU Scientist (the “NYU Research Project), and NYU granted CORPORATION an option to obtain the rights and licenses granted herein, and CORPORATION has exercised such option;

WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to CORPORATION and CORPORATION is willing to accept from NYU the License (as hereinafter defined);

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, the following terms shall have the following meanings:

1.01.“Affiliate” shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, CORPORATION; control means the holding of twenty five and one tenth percent (25.1%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.

1.02.“Calendar Year” shall mean any consecutive period of twelve months commencing on the first day of January of any year.

1.03.“Date of First Commercial Sale” shall mean the date on which a Licensed Product is first offered for sale by CORPORATION or an Affiliate or sublicensee of CORPORATION.

1.04.“Field” shall mean all indications for human use.

1.05.“License” shall mean the exclusive worldwide license to practice NYU’s rights in the NYU Patents and the non-exclusive worldwide license to practice NYU’s rights in the NYU Know-How (as hereinafter defined) for the development, manufacture, use and sale of the Licensed Products (as hereinafter defined) in the Field.

1.06.“Licensed Products” shall mean all products and services, which (i) are covered by a claim of any unexpired NYU Patent (as hereinafter defined) which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal can be taken, or (ii) incorporate or are developed using NYU Know-How.

1.07.“Net Sales” shall mean the total amount invoiced in connection with sales of the Licensed Products by CORPORATION and each Affiliate and sublicensee of CORPORATION to any person or entity that is not an Affiliate or a sublicensee of CORPORATION under the License, after deduction of all the following to the extent applicable to such sales:

i)	all trade, case and quantity credits, discounts, refunds or rebates;
ii)	allowances or credits for returns; and
iii)	sales taxes (including value-added tax).

1.08.“NYU Know-How” shall mean [**].

1.09.“NYU Patents” shall mean the patent applications, and any divisions, continuations, in whole or in part, and foreign counterparts thereof, and patents issuing thereon, and any reissues, renewals and extensions thereof:

(1)	which claim Pre-Existing Inventions and which are identified on annexed Appendix I; or
(2)

which claim inventions that are made, in whole or in part, by students or employees of NYU during the term and in the course of the NYU Research Project under the Option Agreement, for which CORPORATION notified NYU in accordance with the terms of the Option Agreement that CORPORATION wished NYU to file a patent application at CORPORATION’s expense.

1.10.“NYU Technology” shall mean all NYU Patents and NYU Know-How.

1.11.“Sublicense Date” shall mean the date that a sublicense of any NYU Technology is granted, or if earlier, the date that an option to acquire such a sublicense is granted.

1.12.“Sublicense Revenue” shall mean all consideration, monetary or otherwise (not based on Net Sales), received by CORPORATION from a sublicensee of CORPORATION (not being an Affiliate) under the terms of, or as a consideration for the grant of, a sublicense of any rights in the NYU Technology or for grant of an option to acquire such a sublicense, other than (i)

payments for CORPORATION equity at fair market value, (ii) reimbursement of expenses for future research and development of Licensed Products under a written agreement with a detailed research plan and budget, and (iii) reimbursement of future patent expenses for NYU Patents.

2.	Effective Date.

This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with Section 13 hereof.

3.	Title.

3.01.Subject to the License granted to CORPORATION hereunder, all right, title and interest, in and to the NYU Technology shall vest solely in NYU.  At the request of NYU, CORPORATION shall take all steps as may be necessary to give full effect to said right, title and interest of NYU including, but not limited to, the execution of any documents that may be required to record such right, title and interest with the appropriate agency or government office.

3.02.For so long as the NYU Scientist is employed by NYU, any and all inventions made solely by the NYU Scientist shall be owned solely by NYU.  CORPORATION shall notify NYU in writing prior to engaging the NYU Scientist as a consultant, advisory board member or in any other capacity and shall report to NYU [**] on such engagement, including the nature of the engagement and the amount of any compensation (including equity) paid to the NYU Scientist.  For the avoidance of doubt, any inventions created under a consulting agreement between the NYU Scientist and CORPORATION and approved by NYU shall be owned as specified in the consulting agreement, subject to any NYU policies in effect as of the effective date of such agreement.

4.	Patents and Patent Applications.

4.01.CORPORATION shall, simultaneously with the signing of this Agreement pay NYU the sum of [**] dollars ($[**]), being the amount of all costs and fees incurred by NYU up to the date hereof in connection with the NYU Patents.

4.02.All patents and proceedings with respect to the NYU Patents shall be filed, prosecuted and maintained by NYU at the expense of CORPORATION.  Against the submission of invoices, CORPORATION shall reimburse NYU for all costs and fees incurred by NYU during the term of this Agreement, in connection with the filing, maintenance, prosecution, post-grant proceedings, protection and the like of the NYU Patents, payable with in [**] after receipt of an invoice from NYU.  At any time following the Effective Date, NYU shall have the right at NYU’s discretion by written notice to require CORPORATION to provide reasonable advanced payment of any specific patent expenses for a particular NYU Patent prior to NYU incurring such expenses, and to abandon such NYU Patent if CORPORATION does not provide such advanced payment.

4.03.If at any time during the term of this Agreement CORPORATION decides that it is undesirable, to maintain any NYU Patents, it shall give prompt written notice thereof to NYU, and upon receipt of such notice CORPORATION shall be released from its obligations to bear all of the expenses to be incurred thereafter in conjunction with such NYU Patents(s) and such NYU Patent shall be deleted from the NYU Technology and NYU shall be free to grant rights in and to such NYU Patent(s) to third parties, without further notice or obligation to CORPORATION, and CORPORATION shall have no rights whatsoever to exploit such NYU Patent.

4.04.Nothing herein contained shall be deemed to be a warranty by NYU that: (i) any of the NYU Patents will afford adequate or commercially worthwhile protection, or (ii) the manufacture, use, or sale of any element of the NYU Technology or any Licensed Product will not infringe any patent(s) of a third party.

4.05.CORPORATION and any Affiliates and sublicensees of CORPORATION shall insure that they apply patent markings that meet all requirements of U.S. law, 35 U.S.C. § 287, with respect to all Licensed Products.

4.06.CORPORATION shall take all appropriate steps to ensure that, if eligible and commercially appropriate, NYU will be able to obtain patent term extension(s) for Licensed Patents pursuant to 35 U.S.C.156 et seq., as appropriate.  CORPORATION shall keep NYU fully informed with respect to its submissions to governmental authorities for regulatory review for Licensed Products which may be eligible for patent term extension.  CORPORATION acknowledges that time is of the essence with respect to submission of the application for patent term extension.  CORPORATION shall send written notice of the Approval Date to NYU within [**] of the date a Licensed Product receives permission under the provision of the law under which the applicable regulatory review period occurred for commercial marketing or use (“Approval Date”).  Within [**] after the Approval Date (and provided the relevant Licensed Patent is eligible for extension under 35 U.S.C.§156 et seq.) CORPORATION shall provide NYU with all necessary information in its possession (or under its control) and with reasonable assistance in preparing an application for patent term extension in compliance with 35 U.S.C. 156 et. seq. and any applicable governmental regulations. , if commercially appropriate.  Provided CORPORATION and NYU agree to proceed, CORPORATION agrees to cooperate fully with NYU, at no cost to NYU, in preparing such application for patent term extension.  If eligible, NYU shall file, in their own name, such application for patent term extension.  Upon request by NYU or its designee, CORPORATION will join in such application for patent term extension.  CORPORATION shall fully support such application and shall promptly provide such information as may reasonably be requested in support of the application by NYU or by the government.

5.	Grant of License.

5.01.Subject to the terms and conditions hereinafter set forth, NYU hereby grants to CORPORATION and CORPORATION hereby accepts from NYU the License.

5.02.NYU reserves the right to use, and to permit other non-commercial entities to use, the NYU Technology for educational and research purposes.

5.03.The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency.  The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.

5.04.The License granted to CORPORATION in Section 5.01 hereto shall commence upon the Effective Date and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, for twelve (12) years from the Date of First Commercial Sale in such country or until the expiration date of the last to expire of the NYU Patents whichever shall be later.  CORPORATION shall inform NYU in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after the making of each such first commercial sale.

5.05.CORPORATION shall be entitled to grant sublicenses under the License on terms and conditions in compliance and not inconsistent with the terms and conditions of this Agreement (except that the rate of royalty may be at higher rates than those set forth in this Agreement) (i) to an Affiliate or (ii) to other third parties, in each case for consideration and in an arms-length transaction.  All sublicenses shall only be granted by CORPORATION under a written agreement, a copy of which shall be provided by CORPORATION to NYU as soon as practicable after the signing thereof, provided that any such copy may be redacted to remove any confidential, proprietary or competitive information of CORPORATION or its sublicensee, but such copy shall not be redacted to the extent it impairs NYU’s ability to ensure compliance with this Agreement.  Each sublicense granted by CORPORATION hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain (inter-alia) the following provisions:

(1)	the sublicense shall survive termination of the License provided that:
a)	the sublicensee is in compliance with all terms of the sublicense, and
b)	the sublicensee agrees in writing to assume all of the obligations of this Agreement, and
c)	NYU shall have no obligations beyond those in this Agreement;
(2)	the sublicense shall not be assignable, in whole or in part;
(3)	the sublicensee shall not grant further sublicenses; and
(4)

both during the term of the sublicense and thereafter the sublicensee shall agree to a confidentiality obligation similar to that imposed on CORPORATION in Section 9 below, and that the sublicensee shall impose on its employees, both during the terms of their employment and thereafter, a similar undertaking of confidentiality; and

(5)

the sublicense agreement shall include the text of Sections 11 and 12 of this Agreement and shall state that NYU is an intended third party beneficiary of such sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.

5.06.In the event that NYU identifies a potential Licensed Product that CORPORATION is not developing, and provides written notification to CORPORATION of such lack of development, then provided such Licensed Product does not address the same market as another Licensed Product which CORPORATION is commercializing, then:

i)

CORPORATION may present to NYU within [**] a development plan, reasonably acceptable to NYU, to commercialize such Licensed Product, where the development plan brings such Licensed Product to market within a mutually agreed upon date, and thereafter executes the plan using commercially reasonable efforts.

ii)

If CORPORATION does not provide NYU with and execute a development plan as described in i) above, then NYU may identify potential sublicensees to develop such Licensed Product and upon written notification to CORPORATION, CORPORATION shall negotiate in good faith and enter into a mutually acceptable sublicense with the potential sublicensee within [**] of such request; and

iii)

If CORPORATION does not provide NYU with and execute a development plan as described in i) above or negotiate a sublicense agreement as described in ii) above, then the aforesaid Licensed Product shall thereafter be deleted from the Field, and NYU shall have the sole right to grant licenses to third parties to commercialize such Licensed Product.

6.	Payments for License.

6.01.In consideration for the grant and during the term of the License with respect to each Licensed Product, CORPORATION shall pay to NYU:

(a)

non-refundable license fees of [**] dollars ($[**]) on the Effective Date less a credit for the option fee of [**] dollars ($[**]) paid under the Option Agreement, [**] dollars ($[**]) each on each of the [**] anniversaries of the Effective Date, [**] dollars ($[**]) on the [**] anniversary of the Effective Date, [**] dollars ($[**]) on the [**] anniversary of the Effective Date, and [**] dollars ($[**]) each on the [**] and each succeeding anniversary of the Effective Date, which shall be creditable against royalties on sales due to NYU under Section 6.01(c) below for sales during the respective Calendar Year in which each such license fee payment is due.

(b)	upon the first achievement of each of the following technical milestones, with respect to any Licensed Product, the payments as indicated below:

Milestone Payments

[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(c)	a royalty of
(i)

(a) [**] percent ([**]%) of Net Sales in each Calendar Year up to [**] dollars ($[**]) and (b) [**] percent ([**]%) of Net Sales in each Calendar Year in excess of [**] dollars ($[**]) for Licensed Products which are covered under Section 1.06(i); and

(ii)	[**] percent ([**]%) of all Net Sales for Licensed Products which are covered under Section 1.06(ii) but are not covered under Section 1.06(i).
(d)	A percentage of any Sublicense Revenue according to the following schedule:
(i)	[**] percent ([**]%) if the Sublicense Date is prior to the [**]; and
(ii)	[**] percent ([**] %) if the Sublicense Date is after the [**];
(iii)	[**] percent ([**] %) if the Sublicense Date is after [**]; and
(iv)	[**] percent ([**]%) if the Sublicense Date is after [**].

6.02.For the purpose of computing the royalties due to NYU hereunder, the year shall be divided into four parts ending on March 31, June 30, September 30, and December 31.  Not later than [**] after each December, March, June, and September in each Calendar Year during the term of the License, CORPORATION shall submit to NYU a full and detailed report of royalties or payments due NYU under the terms of this Agreement for the preceding quarter year (hereinafter “the Quarter-Year Report”), setting forth the Net Sales and/or lump sum payments and all other payments or consideration from sublicensees upon which such royalties are computed and including at least:

i)	the quantity of Licensed Products used, sold, transferred or otherwise disposed of;

ii)	the selling price of each Licensed Product;
iii)	the deductions permitted under Section 1.07 to arrive at Net Sales; and
iv)	the royalty computations and subject of payment.

If no royalties or other payments are due, a statement shall be sent to NYU stating such fact.  Payment of the full amount of any royalties or other payments due to NYU for the preceding quarter year shall accompany each Quarter-Year Report on royalties and payments.  CORPORATION shall keep for a period of at least [**] after the date of entry, full, accurate and compete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from CORPORATION pursuant to the terms of this Agreement.

6.03.Within [**] after the end of each Calendar Year, commencing on the Date of First Commercial Sale CORPORATION shall furnish NYU with a report (hereinafter “the Annual Report”), certified by an independent certified public accountant, relating to the royalties and other payments due to NYU pursuant to this Agreement in respect of the Calendar Year covered by such Annual Report and containing the same details as those specified in Section 6.02 above in respect of the Quarter-Year Report.

6.04.On reasonable notice and during regular business hours, NYU or the authorized professional accounting representative of NYU shall each have the right to inspect the books of accounts, records and other relevant documentation of CORPORATION or of Affiliate and the sublicensees of CORPORATION insofar as they relate to the production, marketing and sale of the Licensed Products, in order to ascertain or verify the amount of royalties and other payments due to NYU hereunder, and the accuracy of the information provided to NYU in the aforementioned reports.  The cost of such inspection shall be borne by NYU, unless it is determined in such inspection that NYU has been underpaid in any period by more than [**] percent ([**]%) of the amount which NYU should have been paid, in which case the cost of such inspection shall be reimbursed to NYU by CORPORATION.

7.	Method of Payment.

7.01.Royalties and other payments due to NYU hereunder shall be paid to NYU in United States dollars.  Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate for buying United States dollars listed on www.oanda.com for the particular currency on the last business day of the accounting period for which such royalty or other payment is due.

7.02.CORPORATION shall be responsible for payment to NYU of all royalties due on sale, transfer or disposition of Licensed Products by each Affiliate and sublicensee of CORPORATION.

7.03.Any amount payable hereunder by one of the parties to the other, which is not reasonably disputed and which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of [**] percent ([**]%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

8.	Development and Commercialization.

8.01.CORPORATION undertakes to use reasonable diligence to carry out the Development Plan (annexed hereto as Appendix II and which is an integral part of this Agreement), including but not limited to, the performance of all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary in order to obtain the approval of the FDA for the production, use and sale of the Licensed Products, all as set forth in the Development Plan and within all timetables set forth therein.  CORPORATION further undertakes to exercise due diligence and to employ its reasonable diligence to obtain or to cause its sublicensees to obtain, the appropriate approvals of the health authorities for the production, use and sale of the Licensed Products, in each of the other countries of the world in which CORPORATION or its sublicensees intend to produce, use, and/or sell Licensed Products.

8.02.Provided that applicable laws, rules and regulations require that the performance of the tests, trials, studies and other activities specified in Section 8.01 above shall be carried out in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities, CORPORATION shall carry out such tests, trials, studies and other activities in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities.  Furthermore, the Licensed Products shall be produced in accordance with FDA Good Manufacturing Practice (“GMP”) procedures in a facility which has been certified by the FDA as complying with GMP, provided that applicable laws, rules and regulations so require.

8.03.CORPORATION undertakes to begin the regular commercial production, use, and sale of the Licensed Products in good faith in accordance with the Development Plan and to continue diligently thereafter to commercialize the Licensed Products.

8.04.CORPORATION shall provide NYU with written reports on all significant activities and actions undertaken by CORPORATION to develop and commercialize the Licensed Products; such reports shall be made within [**] after each [**] of the duration of this Agreement, commencing [**] after the Effective Date.

8.05.If CORPORATION shall not commercialize the Licensed Products within a reasonable time frame, unless such delay is necessitated by FDA or other regulatory agencies or unless NYU and CORPORATION have mutually agreed to amend the Development Plan because of unforeseen circumstances, NYU shall notify CORPORATION in writing of CORPORATION’s failure to commercialize and shall allow CORPORATION [**] to cure its failure to commercialize.  CORPORATION’s failure to cure such delay to NYU’s reasonable satisfaction within such [**] period shall be a material breach of this Agreement.

9.	Confidential Information.

9.01.Except as otherwise provided in Sections 9.02 and 9.03 below, each party shall maintain any and all confidential information of the other party in confidence, including, in the case of CORPORATION, the NYU Technology and in the case of NYU, limited to the reports provided by CORPORATION to NYU hereunder (collectively, the “Confidential Information”), and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of the other party to said release or disclosure.

9.02.The obligation of confidentiality set forth in Section 9.01 shall not apply to any component of the Confidential Information which was part of the public domain prior to the Effective Date or which becomes a part of the public domain not due to some unauthorized act by or omission of the receiving party after the Effective Date or which is disclosed to the receiving party by a third party who has the right to make such disclosure, or is independently developed by personnel of the receiving party without access to the Confidential Information of the disclosing party.

9.03.The provisions of Section 9.01 notwithstanding, CORPORATION may disclose the NYU Technology to third parties who need to know the same in order to secure regulatory approval for the sale of Licensed Products, provided however, that such third parties are bound by written agreement by obligations of confidentiality at least as restrictive as those contained herein.

10.	Infringement of NYU Patent.

10.01.In the event a party to this Agreement acquires information that a third party is infringing one or more of the NYU Patents, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

10.02.In the event of an infringement of an NYU Patent, CORPORATION shall be privileged but not required to bring suit against the infringer.  Should CORPORATION elect to bring suit against an infringer and NYU is joined as a party plaintiff in any such suit, NYU shall have the right to approve the counsel selected by CORPORATION to represent CORPORATION and NYU.  The expenses of such suit or suits that CORPORATION elects to bring, including any expenses of NYU incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by CORPORATION and CORPORATION shall hold NYU free, clear and harmless from and against any and all costs of such litigation, including attorneys’ fees.  CORPORATION shall not compromise or settle such litigation without the prior written consent of NYU, which shall not be unreasonably withheld.

10.03.In the event CORPORATION exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, CORPORATION shall promptly pay to NYU an amount equal to [**] percent ([**]%) of such remainder and CORPORATION shall be entitled to receive and retain the balance of the remainder of such recovery.

10.04.If CORPORATION does not bring suit against said infringer pursuant to Section 10.02 herein, or has not commenced negotiations with said infringer for discontinuance of said infringement, within [**] after receipt of such notice, NYU shall have the right, but shall not be obligated, to bring suit for such infringement.  Should NYU elect to bring suit against an infringer and CORPORATION is joined as a party plaintiff in any such suit, CORPORATION shall have the right to approve the counsel selected by NYU to represent NYU and CORPORATION, and NYU shall hold CORPORATION free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys’ fees.  If CORPORATION has commenced negotiations with an alleged infringer of the NYU Patent for discontinuance of such infringement within such [**] period, CORPORATION shall have an additional [**] from the termination of such initial [**] period to conclude its negotiations before NYU may bring suit for such infringement.  In the event NYU brings suit for infringement of any NYU Patent, NYU shall have the right to settle any such suit by licensing the alleged infringer.  In the event NYU brings suit for infringement of any NYU Patent, NYU shall have the right to first reimburse itself out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, NYU shall promptly pay to CORPORATION an amount equal to [**] percent ([**]%) of such remainder and NYU shall be entitled to receive and retain the balance of the remainder of such recovery.

10.05.Each party shall always have the right to be represented by counsel of its own selection in any suit for infringement of the NYU Patents instituted by the other party to this Agreement under the terms hereof.  The expense of such counsel shall be borne by the party initiating such infringement suit.

10.06.CORPORATION agrees to cooperate fully with NYU at the request of NYU, including, by giving testimony and producing documents lawfully requested in the prosecution of any suit by NYU for infringement of the NYU patents; provided, NYU shall pay all reasonable expenses (including attorneys’ fees) incurred by CORPORATION in connection with such cooperation.  NYU shall cooperate and shall endeavor to cause the NYU Scientist to cooperate with CORPORATION at the request of CORPORATION, including by giving testimony and producing documents lawfully requested, in the prosecution of any suit by CORPORATION for infringement of the NYU Patents; provided, that CORPORATION shall pay all reasonable expenses (including attorneys’ fees) incurred by NYU in connection with such cooperation.

11.	Liability and Indemnification.

11.01.CORPORATION shall indemnify, defend and hold harmless NYU and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by CORPORATION or by a licensee, Affiliate or agent of CORPORATION of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

11.02.With respect to an Indemnitee, CORPORATION’s indemnification under subsection 11.01(i) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such Indemnitee, however, such indemnification shall not apply to any liability, damage, loss or expense to the extent it results from the gross negligence or willful misconduct of any Indemnitee.  CORPORATION’s indemnification obligation under subsection 11.01(ii) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities of any such Indemnitee.

11.03.CORPORATION agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

12.	Security for Indemnification.

12.01.At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by CORPORATION or by a licensee, Affiliate or agent of CORPORATION, CORPORATION shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than (i) $[**] per incident and $[**] annual aggregate during the period that such Licensed Product, process, or service is being tested in clinical trials prior to commercial sale, and (ii) $[**] per incident and $[**] annual aggregate during the period that such Licensed Product, process, or service is being commercially distributed or sold, and in each case naming the Indemnitees as additional insureds.  Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for CORPORATION’s indemnification under Section 11 of this Agreement.

The minimum amounts of insurance coverage required under this Section 12 shall not be construed to create a limit of CORPORATION’s liability with respect to its indemnification under Section 11 of this Agreement.

12.02.CORPORATION shall provide NYU with written evidence of such insurance upon request of NYU.  CORPORATION shall provide NYU with written notice at least [**] prior to the cancellation, non-renewal or material change in such insurance; if CORPORATION does not obtain replacement insurance providing comparable coverage within such [**] period, NYU shall have the right to terminate this Agreement effective at the end of such [**] period without notice or any additional waiting periods.

12.03.CORPORATION shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by CORPORATION or by a sublicensee, Affiliate or agent of CORPORATION and (ii) a reasonable period after the period referred to in (i) above which in no event shall be less than [**].

13.	Expiry and Termination

13.01.Unless earlier terminated pursuant to this Section 13, this Agreement shall expire upon the expiration of the period of the License in all countries as set forth in Section 5.04 above.

13.02.At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as “cause” is described below, by giving written notice to the other party.  Cause for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within [**] or, in the case of failure to pay any amounts due hereunder, [**] (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either NYU or CORPORATION discontinues its business or becomes insolvent or bankrupt.

13.03.Upon termination of this Agreement for any reason and prior to expiration as set forth in Section 13.01 hereof, all rights in and to the NYU Technology shall revert to NYU, and (i) CORPORATION shall not be entitled to make any further use of the NYU Technology; (ii) CORPORATION shall not be entitled to develop, manufacture, use or sell the Licensed Products; and (iii) CORPORATION shall terminate any license or conveyance of rights to third parties to make any use of the NYU Technology or to develop, manufacture, use or sell the Licensed Products, with the exception of any sublicenses in good standing, which shall be treated in accordance with Section 5.05(1) of this Agreement, and CORPORATION shall not subsequently enter into any such license or conveyance with a third party.

13.04.Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.

13.05.Sections 3, 6.02, 6.03, 6.04, 9, 11, 12, 13, 16, 18 and 19 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

14.	Representations and Warranties by CORPORATION.

CORPORATION hereby represents and warrants to NYU as follows:

(1)CORPORATION is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  CORPORATION has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets.  The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of CORPORATION.

(2)There is no pending or, to CORPORATION’s knowledge, threatened litigation involving CORPORATION which would have any effect on this Agreement or on CORPORATION’s ability to perform its obligations hereunder; and

(3)There is no indenture, contract, or agreement to which CORPORATION is a party or by which CORPORATION is bound which prohibits or would prohibit the execution and delivery by CORPORATION of this Agreement or the performance or observance by CORPORATION of any term or condition of this Agreement.

15.	Representations and Warranties by NYU.

NYU hereby represents and warrants to CORPORATION as follows:

(1)	NYU is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of NYU.

(2)There is no pending or, to NYU’s knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU’s ability to perform its obligations hereunder; and

(3)There is no indenture, contract, or agreement to which NYU is a party or by which NYU is bound which prohibits or would prohibit the execution and delivery by NYU of this Agreement or the performance or observance by NYU of any term or condition of this Agreement.

16.	Fair Market Value.

The parties agree and acknowledge that the compensation provided under the terms of this Agreement is consistent with the fair market value of the license contemplated by this Agreement negotiated in arm’s-length transactions, is not given in exchange for any implicit or explicit agreement to provide favorable procurement decisions with regard to the CORPORATION’s products or services, and has not been determined in any manner which takes into account the value or volume of any business generated between the parties, including any of their affiliates.

17.	No Assignment.

Neither CORPORATION nor NYU shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment, such consent not to be unreasonably withheld, delayed, or conditioned.  Further, either party may, without consent of the other party, assign its rights and obligations under this Agreement to any legal entity to which it transfers all or substantially all of its assets or business to which this Agreement relates, provided that the assignee undertakes to the other party to be bound by and perform the obligations of the assignor under this Agreement.  NYU shall receive a percentage of any consideration received by CORPORATION for any permitted assignment as if such consideration was sublicensing consideration pursuant to Section 6.01.d.

18.	Use of Name.

Without the prior written consent of the other party, neither CORPORATION nor NYU shall use the name of the other party or any adaptation thereof or of any staff member, employee or student, of the other party: (i) in any product labeling, advertising, promotional or sales literature; or (ii) in connection with any public offering or private placement documentation or prospectus or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either party may make factual statements concerning the Agreement or file copies of the Agreement after providing the other party with an opportunity to comment and reasonable time within which to do so on such statement in draft.

Except as provided herein, neither NYU nor CORPORATION will issue public announcements about this Agreement without prior written approval of the other party.

19.	Miscellaneous.

19.01.In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code §200 et seq. and 15 CFR §§730-774.

19.02.If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

19.03.This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to principles relating to conflicts of law.  The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, the parties to this Agreement submit to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waive any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consent to service of process by mail in accordance with Section 19.04 or any other manner permitted by law and irrevocably agree to be bound by any such judgment rendered thereby in connection with this Agreement.  These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.

19.04.All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, or sent via a recognized national overnight delivery service (e.g., Federal Express or DHL), addressed as follows:

To NYU:	New York University Office of Industrial Liaison One Park Avenue, 6th Floor New York, NY 10016

Attention: Abram M. Goldfinger
Executive Director,
Industrial Liaison/Technology Transfer

With a copy of notices to:

Annette B. Johnson, Esq.
Senior Counsel, NYU School of Medicine
NYU Langone Health
550 First Ave. HCC 15
New York, NY 10016

To CORPORATION:

3675 Market Street,
Ste 200, Philadelphia, PA, 19104

Attention: Dr. Tom Wilton CEO

or such other address or addresses as either party may hereafter specify by written notice to the other.  Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

19.05.This Agreement (and the annexed appendices) constitute the entire Agreement between the parties relating to the subject matter hereof, and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto.  This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between CORPORATION and NYU relating to the subject matter hereof.

19.06.No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by either party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

19.07.The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

19.08.It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability.  The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

19.09.This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same instrument.  Each party may execute this Agreement by facsimile transmission or in Portable Document Format sent by electronic means.  Signatures of authorized signatories of the parties transmitted by facsimile or sent by electronic means in Portable Document Format shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

NEW YORK UNIVERSITY		CORPORATION

By:	/s/ Abram M. Goldfinger	By:	/s/ Steven Kelly
Abram M. Goldfinger		Name:	Steven Kelly
Executive Director,		Title:	President and CEO
Industrial Liaison/Technology Transfer

Date:	July 24, 2020	Date:	July 27, 2020